Exhibit 23.5

CONSENT OF International Metallurgical & Environmental Inc.

The undersigned hereby consents to the inclusion in or incorporation by reference in this registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc., which is being filed with the United States Securities and Exchange Commission, to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the undersigned’s name and International Metallurgical & Environmental Inc.’s name and to the use of the scientific and technical information, including any reserve and resource estimates, from (i) the technical report titled “NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated effective April 19, 2016 and released May 16, 2016, (ii) the technical report titled “Amended NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated effective April 19, 2016 and released October 12, 2017 and (iii) the technical report titled “NI 43-101 Technical Report on the Arctic Project, Northwest Alaska, USA” dated effective April 25, 2017 and released November 9, 2017 (collectively, the “Technical Information”), including extracts from or summaries of the Technical Information.

DATED: November 17, 2017

/s/ Jeffrey B. Austin
Name: Jeffrey B. Austin Title: President International Metallurgical & Environmental Inc.